Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler
Kate Blute – Director of Investor and Public Relations	212-554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces 90% Increase

in First Quarter Earnings

First Quarter Highlights:

•	Total revenue grew 74% to a record $32.0 million
•	Managed revenue grew 77% to a record $35.9 million
•	Diluted earnings per share of $0.22, ahead of expectations
•	Total client census grew to 31,706 from 15,009, a 111% increase
•	Total direct and managed contracts grew to 320, up 56%

TUCSON, ARIZONA – May 4, 2005 — The Providence Service Corporation (Nasdaq: PRSC) today announced financial results for the first quarter ended March 31, 2005.

For the first quarter, the Company reported net income of $2.1 million, or $0.22 per diluted share. In the quarter ended March 31, 2004, net income was $1.1 million, or $0.13 per diluted share, for a year over year gain of $992,000, or 90%. Revenue was $32.0 million for the first quarter of 2005, an increase of 74% from $18.5 million for the comparable period in 2004. Providence’s direct client census grew to 16,859 at March 31, 2005, a 148% increase from 6,787 at March 31, 2004. The number of direct contracts increased to 201 at March 31, 2005 from 141 at March 31, 2004.

Managed revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in return for a negotiated management fee, increased 77% to $35.9 million for the quarter ended March 31, 2005 from $20.3 million for the prior year period. Managed revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census grew to 14,847 at March 31, 2005 as compared to 8,222 at March 31, 2004. Contracts of managed entities grew from 64 to 119 year over year.

“We are very pleased with our first quarter results, another record revenue quarter,” commented Fletcher McCusker, Chairman and CEO of Providence. “We experienced

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5524 E. Fourth Street • Tucson, Arizona 85711 • Tel 520/747-6600 • Fax 520/747-6605 • www.provcorp.com

Providence Service Corporation Reports First Quarter Financial Results

our strongest results yet from many of our new markets including Washington, DC, Indiana, California and Massachusetts. Mature states like Virginia, Arizona, Illinois and North Carolina also had record quarters. We also recorded over $500,000 of audit and Sarbanes-Oxley related expenses in the first quarter which will not recur until this time next year.”

“Given our strong first quarter, we continue to be comfortable with estimated diluted earnings per share of approximately $0.96 for 2005 and revenues of $130 million. These results are based on current contract estimates, rate and census projections and do not include any new contract wins or acquisitions. We also expect our business to be supported by the recent passage of the Congressional budget, which included a 6.3% increase in spending in programs that include Medicaid, State Children’s Health Insurance and substance abuse treatment,” McCusker concluded.

Providence will hold a conference call at 11:00 a.m. ET (9:00 a.m. MT, 8:00 a.m. Arizona and PT) on Thursday, May 5, 2005. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.fulldisclosure.com. The call will also be available by dialing (800) 259-0251 or for international callers, (617) 614-3671 and by using the passcode 61657302. A replay of the teleconference will be available on http://investor.provcorp.com and www.fulldisclosure.com. A replay will also be available until May 12, 2005 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 83929314.

Providence Service Corporation, through its owned and managed entities, provides home and community based social services to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence operates no beds, treatment facilities, hospitals, or group homes preferring to provide services in the client’s own home or other community setting. Through its owned and managed entities, Providence maintains 320 government contracts in 21 states and the District of Columbia as of March 31, 2005.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, contracts or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission. Words such as “believe,”

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Providence Service Corporation Reports First Quarter Financial Results

“demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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Providence Service Corporation Reports First Quarter Financial Results

The Providence Service Corporation

Condensed Consolidated Statements of Operations

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended March 31,
	2005	2004
Revenues:
Home and community based services	$26,175	$12,974
Foster care services	3,359	3,259
Management fees	2,499	2,222

	32,033	18,455
Operating expenses:
Client service expense	24,175	13,750
General and administrative expense	3,959	2,563
Depreciation and amortization	371	228

Total operating expenses	28,505	16,541

Operating income	3,528	1,914

Other (income) expense:
Interest expense	86	119
Interest income	(48)	(42)

Income before income taxes	3,490	1,837
Provision for income taxes	1,396	735

Net income	2,094	1,102

Earnings per common share:
Basic	$0.22	$0.13

Diluted	$0.22	$0.13

Weighted-average number of common shares outstanding:
Basic	9,498,806	8,492,573
Diluted	9,659,489	8,785,917

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Providence Service Corporation Reports First Quarter Financial Results

The Providence Service Corporation

Condensed Consolidated Balance Sheets

(in thousands except share and per share data)

	March 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$13,479	$10,657
Accounts receivable, net of allowance of $156,000 and $221,000	20,549	18,823
Management fee receivable	5,055	5,023
Prepaid expenses and other	3,519	3,534
Deferred tax asset	475	475

Total current assets	43,077	38,512
Property and equipment, net	2,290	2,316
Notes receivable	1,282	1,282
Goodwill	24,789	24,717
Intangible assets, net	7,377	7,511
Deferred tax asset	607	607
Other assets	837	976

Total assets	$80,259	$75,921

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	1,872	1,244
Accrued expenses	8,740	7,995
Deferred revenue	549	948
Current portion of capital lease obligations	95	103
Current portion of long-term obligations	400	300

Total current liabilities	11,656	10,590
Capital lease obligations, less current portion	15	33
Long-term obligations, less current portion	600	700

Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 9,558,886 and 9,486,879 issued and outstanding (including treasury shares)	10	9
Additional paid-in capital	67,027	65,732
Accumulated earnings (deficit)	1,250	(844)

	68,287	64,897
Less 146,905 treasury shares, at cost	299	299

Total stockholders’ equity	67,988	64,598

Total liabilities and stockholders’ equity	$80,259	$75,921

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Providence Service Corporation Reports First Quarter Financial Results

The Providence Service Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Three months ended March 31,
	2005	2004
Operating activities
Net income	$2,094	$1,102
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	207	151
Amortization	164	78
Amortization of deferred financing costs and discount on investment	31	21
Stock compensation	—	43
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable, net	(1,726)	(1,785)
Management fee receivable	(31)	498
Prepaid expenses and other	122	(177)
Accounts payable	628	525
Accrued expenses	744	856
Deferred revenue	(400)	—

Net cash provided by operating activities	1,833	1,312
Investing activities
Purchase of property and equipment	(181)	(130)
Acquisition of businesses, net of cash acquired	(102)	(3,476)

Net cash used in investing activities	(283)	(3,606)
Financing activities
Net payments on revolving note	—	(94)
Payments of capital leases	(24)	(21)
Proceeds from common stock issued pursuant to stock option exercise, net	1,296	45
Public offering costs	—	(84)
Repayments of short-term debt	—	(1,400)
Repayments of long-term debt	—	(2,100)

Net cash provided by (used in) financing activities	1,272	(3,654)

Net change in cash	2,822	(5,948)
Cash at beginning of period	10,657	15,004

Cash at end of period	$13,479	$9,056

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